Exhibit 23

[HORNE LLP LETTERHEAD]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report on Form 10-K of Citizens Holding Company for the year ended December 31, 2018 and in the Registration Statements on Form S-8 (Nos. 333-89680 and 333-190500) of Citizens Holding Company of our reports dated March 15, 2019 related to our audits of the consolidated financial statements and internal control over financial reporting which appear in the 2018 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Citizens Holding Company for the year ended December 31, 2018.

/s/ HORNE LLP

Memphis, Tennessee

March 15, 2019